Exhibit 99.8

CALLODINE ACQUISITION CORPORATION
AUDIT COMMITTEE CHARTER

I.	Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Callodine Acquisition Corporation (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The business of the Company is managed under the direction of the Board and the various committees thereof, including the Committee. The basic responsibility of the Committee is to exercise its business judgment in carrying out the responsibilities described in this Charter in a manner the Committee members reasonably believe to be in the best interest of the Company and its shareholders. The Company’s management is responsible for establishing and maintaining accounting policies and procedures in accordance with generally accepted accounting principles (“GAAP”) and other applicable reporting and disclosure standards and for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing and reviewing those financial statements. The Committee is not expected to assume an active role in the day-to-day operation or management of the Company.

II.	Composition

The Committee must consist of at least three directors, subject to any available exception. Each Committee member must satisfy the independence requirements of the Nasdaq Capital Market (“Nasdaq”) and the more rigorous independence rules for members of the Audit Committee issued by the Securities and Exchange Commission (the “SEC”), subject to any available exception. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee must be a financial expert as defined under SEC rules.

Committee members may be removed from the Committee, with or without cause, by the Board. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings, Procedures and Authority

The Committee must meet at least once during each fiscal quarter. The Committee must meet separately, periodically, with management, with the internal auditor and with the independent auditor.

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be necessary or appropriate. The Company must provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services, for payment of compensation to any advisors employed by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and applicable Nasdaq rules.

The Committee may conduct or authorize investigations into any matters within the scope of the duties and responsibilities delegated to the Committee.

IV.	Duties and Responsibilities

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company, and the independent auditor and each such other registered public accounting firm must report directly to the Committee. The Committee, or the Chair of the Committee, must pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules.

2. Annual Report on Independence and Quality Control. The Committee must ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships between the independent auditor and the Company, must actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor, and, if the Committee determines that further inquiry is advisable, must take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence. The Committee shall obtain and review any report that may be prepared by the independent auditor describing the auditing firm’s internal quality control procedures or any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry of investigation by governmental or professional authorities within the preceding five (5) years, respecting one (1) or more independent audits carried out by the independent auditor and any steps taken to deal with such issues.

3. Audit Partner Rotation. The Committee will set clear policies for audit partner rotation in compliance with applicable laws and regulations.

Annual Financial Statements and Annual Audit

4. Audit Problems. The Committee must discuss with the independent auditor any audit problems or difficulties and management’s response.

5. Form 10-K Review. The Committee must review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

6. Audit Committee Report. The Committee must provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

Quarterly Financial Statements

7. Form 10-Q Review. The Committee must review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Control over Financial Reporting

8. The Committee shall discuss with management its process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, but not limited to, any material weaknesses or significant deficiencies identified. The Committee shall review management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent auditor’s report on the effectiveness of internal control over financial reporting, if applicable. The Committee shall discuss with the independent auditor the characterization of any deficiencies identified in internal control over financial reporting. The Committee shall also discuss with management its remediation plan to address any identified internal control deficiencies. The Committee shall determine that the disclosures describing any identified material weaknesses and management’s remediation plans are clear and complete. The Committee shall discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act, including, but not limited to, the evaluation of the effectiveness of disclosure controls by the Company’s principal executive officer and principal financial officer. The Committee shall discuss with management and the independent auditor any (1) changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting that are required to be disclosed and (2) any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.

Other Duties and Responsibilities

9. Review of Earnings Releases. The Committee must discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

10. Risk Assessment and Risk Management. The Committee must discuss the Company’s policies with respect to risk assessment and risk management.

11. Hiring of Independent Auditor Employees. The Committee must set clear hiring policies for employees or former employees of the Company’s independent auditor.

12. Complaint Procedures. The Committee must establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

13. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

14. Committee Self-Evaluation. The Committee must at least annually perform an evaluation of the performance of the Committee.

15. Review of this Charter. The Committee must annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

16. Review of Related Person Transactions. The Committee shall review the relevant facts and circumstance of each Related Person Transaction, as defined in the Company’s Related Person Transaction Policy and Procedures (“Related Person Transaction Policy”), other than pre-approved transactions as described in the Related Person Transaction Policy, and either approve or disapprove the Related Person Transaction.

17. Review of Legal, Regulatory, and Compliance Matters. The Committee will review with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

4